UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014 (January 22, 2014)

TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.

(Address of principal executive officers)

75201

(Zip Code)

214-932-6600

(Registrant’s telephone number, including area code)

N/A

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On January 22, 2014, Texas Capital Bancshares, Inc. (“TCBI”) issued a press release and made a concurrent public presentation regarding its operating and financial results for its year and fiscal quarter ended December 31, 2013 (the “Release”). A copy of the Release is attached hereto as Exhibit 99.1. A copy of the presentation is attached hereto as Exhibit 99.2

The information in Exhibit 99.1 shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with the exception of the statements by Mr. Cargill contained in the second full paragraph of the Release, which shall be deemed “furnished” for purposes of Section 18 of the 1934 Act. This Item 2.02 and Exhibit 99.2 shall be deemed “furnished” for purposes of Section 18 of the 1934 Act.

Item 8.01.	Other Events.

Mortgage finance loans. Our mortgage finance loans consist of ownership interests purchased in single-family residential mortgages funded through our warehouse lending group. These loans are typically on our balance sheet for 10 to 20 days or less. We have agreements with mortgage lenders and purchase legal ownership interests in individual loans they originate. All loans are underwritten consistent with established programs for permanent financing with financially sound investors. Substantially all loans are conforming loans or loans eligible for sale to federal agencies or government sponsored entities. However, for accounting purposes, these loans are deemed to be loans to the originator and are as such are classified as loans held for investment. At December 31, 2013, mortgage finance loans totaled approximately $2.8 billion, approximately 25% of our total funded loans. Mortgage finance loans as of December 31, 2013 are net of $33.1 million of participations sold.

Correction of an Error in the Financial Statements. We determined during the fourth quarter of 2013 that purchases and sales of mortgage finance loan interests that had been reported on our consolidated statements of cash flows as cash flows from operating activities in prior periods should have been reported as investing activities because the related asset balances should have been reported as held for investment rather than held for sale on our consolidated balance sheets. We have evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not materially misstate our previously issued financial statements. The errors will be corrected in our regularly filed financial reports commencing with our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 10-K”) for all periods presented. The financial data included in the Release for prior periods reflect correction of the errors.

We have corrected the classification of these assets on our consolidated balance sheets to reflect them as held for investment. We will correct the presentation in the consolidated statements of cash flows when presented in the 2013 10-K. The correction is presented in the unaudited consolidated statements of cash flows for the years ended December 31, 2013, 2012 and 2011 and certain financial data tables included in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) is attached as Exhibit 99.3. Correction of the error in the statements of cash flows resulted in increased cash flows from operating activities for 2012 and 2011 of $1.1 billion and $885.9 million, respectively, with corresponding decreases in net cash flows from investing activities, as presented below. The changes do not impact our reported earnings, risk profile of the assets or the Company’s financial position. These reclassifications do not change total loans or total assets on our consolidated balance sheets and do not impact our reported changes in cash and cash equivalents in our consolidated statements of cash flows.

To correct the error the “Originations of loans held for sale” and “Proceeds from sales of loans held for sale” lines from the 2012 Form 10-K have been removed from operating activities and the net of these amounts has been subtracted from net cash used in operating activities as indicated below (in thousands):

	Year ended December 31
	2012	2011	2010
Originations of loans held for sale (as reported)	$(51,110,692)	$(27,234,509)	$(22,859,900)
Proceeds from sales of loans held for sale (as reported)	50,015,503	26,348,634	22,359,195

Net cash used in operating activities (as reported)	(1,020,345)	(810,022)	(403,922)

Net cash provided by operating activities (corrected)	74,844	75,853	96,783

The changes in loans held for sale data indicated above are presented within investing activities, with the net change flowing through to “net cash used in investing activities”:

	Year ended December 31
	2012	2011	2010
Net increase in loans held for investment (as reported)	(1,220,626)	(890,753)	(303,618)

Originations of mortgage finance loans (corrected)	(51,110,692)	(27,234,509)	(22,859,900)
Proceeds from payoffs of mortgage finance loans (corrected)	50,015,503	26,348,634	22,359,195
Net increase in loans held for investment, excluding mortgage finance loans	(1,220,626)	(890,753)	(303,618)

Net cash used in investing activities (as reported)	(1,167,996)	(841,531)	(232,302)

Net cash used in investing activities (corrected)	(2,263,185)	(1,727,406)	(733,007)

Corresponding data for the year-to-date periods ended March 31, June 30, and September 30, 2013 appears below:

	March 31, 2013	June 30, 2013	September 30, 2013
Originations of loans held for sale (as reported)	$(13,173,476)	$(27,736,248)	$(39,620,728)
Proceeds from sales of loans held for sale (as reported)	13,770,918	28,073,286	40,533,915

Net cash provided by operating activities (as reported)	671,666	452,968	1,073,648

Net cash provided by operating activities (corrected)	74,224	115,930	160,461

	March 31, 2013	June 30, 2013	September 30, 2013
Net increase in loans held for investment (as reported)	(135,812)	(729,034)	(1,270,123)
Originations of mortgage finance loans (corrected)	(13,173,476)	(27,736,248)	(39,620,728)
Proceeds from payoffs of mortgage finance loans (corrected)	13,770,918	28,073,286	40,533,915
Net increase in loans held for investment, excluding mortgage finance loans	(135,812)	(729,034)	(1,270,123)

Net cash used in investing activities (as reported)	(123,500)	(707,543)	(1,242,292)

Net cash provided by (used in) investing activities (corrected)	473,942	(370,505)	(329,105)

We do not believe any reserve for loan losses relating to the mortgage finance portfolio is necessary based upon the risk profile of the assets and the less than one basis point loss experience of the program over the last ten years. The mortgage finance loan portfolio is graded as “pass,” with no past due balances, and with no activity within the allowance for loan losses for all periods presented.

We have included in our Selected Financial Ratios additional asset quality ratios presented with and excluding the mortgage finance loans because the risk profile of our mortgage finance loans is different than our other loans held for investment. These ratios can be found in Exhibit 99.1 and Exhibit 99.3.

The classification of mortgage finance loans as held for investment is consistent with Federal Financial Institutions Examination Council (“FFIEC”) Financial Institution Letter FIL-44-2013 issued October 7, 2013, which included Supplemental Instructions for September 30, 2013 Call Reports requiring that reporting institutions present loans originated by third parties and acquired by the institution as a secured loan to the originator that is held for investment based upon factors identified in the Supplemental Instructions. The Bank reported mortgage finance loans as held for investment in the September 30, 2013 Call Report. They are reflected as held for sale in prior Call Reports.

Changes in Regulatory Capital Risk Weights. In response to supplemental FFIEC Call Report instructions issued in early April 2013, we began using a 100% risk weight for the mortgage finance loans with our March 31, 2013 Call Report and our Report on Form 10-Q for the period ended March 31, 2013. In filings for prior periods, we applied a 50% risk weight (or 20% risk weight for government-guaranteed loans) to these assets for purposes of calculating the Bank’s risk-based capital ratios. Having determined that the 100% risk weight must be applied under our current program we were required to amend our year-end Call Reports for 2012 and 2011. This change required application of the 100% risk weight to our mortgage finance loans in these earlier periods, which is consistent with all of our 2013 Call Reports. The amendment of these Call Reports had no impact on our consolidated balance sheets or statements of operations, stockholders’ equity and cash flows.

This retroactive change in risk weighting of our mortgage finance loans required that we amend the previously reported values for our risk-weighted capital ratios for December 31, 2012 and 2011. The amended December 31, 2011 and 2012 risk-weighted capital ratios, as well as the risk-weighted capital ratio as of December 31, 2013, are provided below. The amended ratios exceeded levels required to be “adequately capitalized” on a consolidated basis and at the Bank. As amended, the Bank was “well capitalized” in the Tier 1 measure of capital adequacy, but the total risk-based capital ratio was below that required to be considered “well capitalized”. The adjustment had no impact on the ratio of tangible common equity to total assets. We believe that we had the financial and operational capacity to maintain well-capitalized status had we determined that the higher risk weighting was required to be applied to our ownership interests in mortgage finance loans at year-end 2012 and 2011, and the Bank is considered “well capitalized” as of December 31, 2013. Incidental to the amended Call Reports described above, we were assessed an additional $3.0 million for deposit insurance by the FDIC that was paid during the third quarter of 2013, which is reflected in our consolidated financial statements for the quarter ended September 30, 2013.

Risk-based Capital Ratios	12/31/13	12/31/12 As Reported	12/31/12 Amended	12/31/11 As Reported	12/31/11 Amended	To Be Well- Capitalized	To Be Adequately Capitalized
Consolidated
Tier 1 capital	9.15%	10.06%	8.27%	9.57%	8.38%	N/A	4.00%
Total capital	10.73%	12.12%	9.97%	10.56%	9.25%	N/A	8.00%
Bank
Tier 1 capital	7.55%	8.72%	7.17%	9.12%	7.99%	6.00%	4.00%
Total capital	10.27%	10.34%	8.50%	10.12%	8.86%	10.00%	8.00%

Risk factors. An investment in our common stock, preferred stock or debt securities involves risks that should be carefully considered. The most significant risks and uncertainties that we believe could adversely affect our business, financial condition or results of operations are set forth in the Risk Factors set forth in Exhibit 99.4 attached hereto. The risk factors set forth in Exhibit 99.4 are intended to supersede in their entirety the risk factors set forth in Item 1A of TCBI’s Annual Report on Form 10-K for the year ended December 31, 2012.

This Item 8.01 and the information in Exhibits 99.3 and 99.4 shall be deemed “filed” for purposes of Section 18 of the 1934 Act.

FORWARD-LOOKING STATEMENTS

The information in this report contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Such statements are based upon current expectations that involve risks and uncertainties that may be outside of our control. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that could cause our results to differ materially from those described in the forward-looking statements can be found in the risk factors set forth in Exhibit 99.4 to this Current Report on Form 8-K and our other filings with the Securities and Exchange Commission. All forward-looking statements in this Current Report on Form 8-K and Exhibits 99.1 and 99.2 speak only as of January 22, 2014 and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. See “Exhibit Index” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2014	TEXAS CAPITAL BANCSHARES, INC.

	By:	/s/ Peter B. Bartholow
Peter B. Bartholow
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated January 22, 2014, of Texas Capital Bancshares, Inc., announcing its operating and financial results for its fiscal year and quarter ended December 31, 2013

99.2	Presentation given January 22, 2014 discussing Texas Capital Bancshares, Inc.’s operating and financial results for its fiscal year and quarter ended December 31, 2013

99.3	Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2012 and 2013 (Corrected) and Supplemental Data (unaudited)

99.4	Risk Factors as of January 22, 2014